Exhibit 10.11

Consulting Agreement

This Agreement is entered into as of July 15th, 2019 (“Effective Date”) between Modular Medical, Inc. (“MODD”) and Liam Burns (“Contractor”). The work to be performed as discussed herein will be performed solely by the Contractor.

Whereas, MODD wishes to engage contractor to perform certain services as more specifically detailed in Exhibit A attached hereto and made part of this Agreement (collectively the “Services”); and

Whereas, Contractor desires to accept association with MODD in such capacity and represents that Contractor possesses the skills and expertise required to perform such Services;

NOW, HEREFORE, in consideration of the Services to be performed and the payments to be made as described below, the parties hereto agree as follows:

1.	Services. Subject to the terms and conditions of this Agreement, MODD hereby engages Contractor to perform the Services, and Contractor hereby agrees to accept such engagement.

2.	Duties, Term, and Compensation. Subject to the termination provisions in Section 9, Contractor’s duties, term of engagement, compensation and provisions for payment thereof are described in Exhibit A attached hereto, which may be amended in writing, or supplemented with subsequent estimates of Services to be rendered by Contractor and agreed to by MODD, and which collectively are hereby incorporated by reference.

3.	Expenses. Contractor shall also be reimbursed for reasonable out-of-pocket expenses, which shall require advance written approval (which may include e-mail memos) by Chief Executive Officer. To qualify for reimbursement, expenses must be supported by receipts and provided at the end of each month on the Contractor’s bill.

4.	Proprietary Information and Intellectual Property Rights.

a.        Definitions:

“Proprietary Information” includes all MODD information, whether in oral, written, graphic or machine-readable form, or revealed by observation of facilities, equipment, or devices, relating to any of the following: ideas (whether currently implemented or not); business plans and strategies; marketing plans and strategies; sales information and strategies; supply information; pre-clinical, clinical, and post-market protocols, procedures, and results; product designs, product plans and prototypes; standard operating procedures and operation methods; design methods and protocols; manufacturing techniques; technology, software, developments, formulae, discoveries, inventions, and improvements; financial results, projections, and proformas; patents; copyrights; trade secrets; and know-how. Proprietary Information does not include information that: (a) was already known to Contractor at the time that is was disclosed as shown by Contractor’s contemporaneous records; (b) is or becomes publicly known through no wrongful act of Contractor; (c) is received by Contractor from a third party not affiliated with MODD and which third party has the right to disseminate the information without restriction on disclosure; or (d) is approved for release by written authorization of MODD. No portion of Proprietary Information will be construed as coming within exceptions (a) through (d) solely on the basis that more generalized information embracing such portion of Proprietary Information falls within any of the exceptions or on the basis that elements of such portion of the Proprietary Information are independently within any of the exceptions.

“Work Product” means any ideas, innovations, feedback, evaluations, inventions, devices, improvements, discoveries, ideas and other work product reduced to practice, conceived developed, or written by Contractor in connection with the performance of the Services, whether copyrightable or patentable or not, during the term of this Agreement and for a period of three years following the termination of Contractor’s Services

b.          Protection of Proprietary Information. During the term of this Agreement (including any Proprietary Information provided to Contractor prior to the Effective Date of this Agreement) and for a period of three years following the termination of Contractor’s Services, Contractor agrees that s/he will take all steps reasonably necessary to hold MODD’s Proprietary Information in trust and confidence, will not use the Proprietary Information in any manner or for any purpose except the performance of the Services, and will not disclose any Proprietary Information to any third party without first obtaining MODD’s express written consent which shall be determined on a case-by-case basis.

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c.           Third Party Information. Contractor acknowledges that MODD may receive confidential or proprietary information owned by third parties (“Third Party Information”) subject to a duty MODD’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Contractor agrees to hold Third Party Information in confidence, not to disclose it to anyone, or to use it, except in connection with performance of the Services, unless expressly authorized in Writing by MODD.

d.          Work Product. Contractor agrees that any and all Work Product is and shall be the sole and exclusive property of MODD. Contractor irrevocably assigns to MODD all right, title, and interest worldwide in and to the Work Product and all applicable intellectual property rights related to the Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights. Contractor agrees to disclose all Work Product promptly to MODD. The parties acknowledge that certain materials and intellectual property may be developed acquired, or otherwise obtained by Contractor prior to , or independently of, this Agreement and prior to, or independently of, the rendition of Contractor’s Services to MODD (collectively, “Contractor Property”) and may be used by Contractor in the in the performance of the Services. Contractor shall retain whatever ownership in or right to such Contractor Property that it would have in the absence of this Agreement, except that Contractor unconditionally grants to MODD a non-exclusive, perpetual, irrevocable, worldwide, transferable, fully-paid right and license to use the Contractor Property that is incorporated into, or other wise provided to MODD by Contractor in connection with the Work Product and Services. Contractor agrees to perform, during the term of this Agreement, all acts deemed necessary or desirable by MODD to permit and assist MODD, at MODD’s expense, (which shall only include reimbursement for related and properly documented out-of-pocket expenses that have been pre-authorized by MODD), in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Work Product. If MODD is unable to for any reason to secure the signature of Contractor to any document required to file, prosecute, register or memorialize the assignment of any rights under any Work Product as provided under this Agreement, Contractor hereby irrevocably designates and appoints MODD and MODD’s duly appointed officers and agents as Contractor’s agents and attorneys-in-fact to act for and on behalf of Contractor and instead of Contractor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under the Work Product, all with the same legal force and effect as if executed by Contractor.

e.          Return of Materials. Upon termination of the Agreement or earlier as requested by MODD Contractor will deliver to MODD any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Proprietary Information.

5.	Conflicts of Interest. Contractor represents that his/her performance of all terms of this Agreement does not, and to the best of his/her present knowledge and belief will not, breach any agreement or duty to keep in confidence proprietary or confidential information acquired by him/her in confidence or in trust prior to this Agreement. Contractor represents that he/she has not entered into, and agrees not to enter into, any agreement either written or oral in conflict herewith. Contractor warrants and represents to MODD that he/she is not restricted in any way from entering into this Agreement.

6.	No Prior Employer/Client Property. Contractor has not brought and will not use in the performance of the Services under this agreement any materials or documents of former employer, customer or client that are not generally available to the public, unless Contractor has obtained written authorization from the former employer, customer or client for their possession and use. Contractor also warrants and represents that in performance of the Services he/she will not and is not breaching any obligation of confidentiality or duty that he/she has to former employers, customers or clients.

7.	Non exclusivity; No Competing Agreement. The Services to be performed by Contractor under this Agreement are not exclusive and Contractor may perform similar services for third parties provided that such performance does not violate any of the terms of this Agreement. Contractor will not accept work or enter into a contract that is inconsistent or incompatible with Contractor’s obligations under this Agreement. Contractor warrants that to the best of her/his knowledge, there is no other existing contract or duty on Contractor’s part inconsistent with this Agreement. During the term of this Agreement, Contractor shall devote as much of the productive time, energy, and abilities of Contractor to the performance of Contractor’s duties hereunder as is necessary to perform the Services in a timely and productive manner.

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8.	Reporting. Contractor shall report directly to the Chief Executive Officer or his designee about the performance of the duties under this Agreement.

9.	Termination. MODD or Contractor may terminate this Agreement at any time by giving two weeks’ advance written notice. MODD may terminate this Agreement immediately upon determination of non-performance by contractor. MODD may terminate this Agreement with thirty days advance notice for any reason or for no reason.

10.	Independent Contractor. For all purposes, including but not limited to any laws concerning Social Security, disability insurance, unemployment compensation, income-tax withholding, and all other federal, state and local laws, rules and regulations relating to employees, Contractor and its employees, agents, or representatives (collectively, “Affiliates”) shall be treated as a self-employed independent contractor of MODD. Accordingly, Contractor shall discharge all obligations imposed upon it as an independent contractor by all applicable federal, state, or local laws, rules, and regulations including but not limited to those relating to income taxes and the filing of all returns and reports, payment of all assessments, taxes and other sums required by applicable law with respect to fees paid by MODD. Neither Contractor nor its Affiliates shall be covered by MODD’s insurance policies or are eligible for employee benefits provided by MODD to its employees. Contractor further waives the right to participate in any such benefit programs. Contractor acknowledges that he/she is solely responsible for the payment of his/her own income, self-employment, Social Security and other applicable taxes and insurance premiums and the income self-employment, Social Security, and other applicable taxes and insurance premiums of its Affiliates. MODD shall not withhold any employment taxes from fees paid to Contractor. Contractor agrees to indemnify and hold harmless MODD from and against any and all such taxes or contributions, including penalties and interest.

11.	Relationship of Parties. Nothing in this Agreement creates or shall be deemed to create a partnership, joint venture, agency, employer-employee relationship, or guarantee of future employment or engagement between MODD and Contractor. In addition, Contractor hereby agrees and understands that contractor and its Affiliates are not agents of MODD and neither has nor shall have any right or authority to bind, commit, or otherwise obligate MODD to any terms, conditions, or contractual obligations with any other party.

12.	Nonsolicitation of Clients and Employees. Contractor agrees that during the term of this Agreement and for a period of one year following the termination of Contract’s Services, he/she will not attempt to call on, solicit, or take away any of the clients or employees of MODD for the benefit of any person or entity other than MODD. Contractor further agrees not to call on or solicit for the sale or other offer of products or services similar to those provided by MODD, perform such services for, or take away for the benefit of another person or entity, any customer of MODD for a period of one year following the termination of this Agreement for whatever reason. Contractor acknowledges and agrees that this restriction is reasonable in light of his/her knowledge of MODD’s Proprietary Information.

13.	Nondiscrimination. The parties to this Agreement shall comply with Title VII of the Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973, the Age Discrimination of 1975, the American with Disabilities Act (ADA) of 1990, and any other applicable federal or state laws regarding discrimination based on gender, race, national origin, age, religion, pregnancy status, military status, or persons with disability.

14.	Excluded Provider. Contractor represents and warrants that he/she is not listed by a federal agency as excluded, debarred, suspended, or otherwise ineligible to participate in or bill and collect from federal programs, including Medicare and Medicaid, and is not listed, nor has any current reason to believe that during the term of this Agreement will be so listed, on the HHS-OIG cumulative Sanctions Report or the General Services Administration List of Parties Excluded from Federal Procurement and Non-Procurement Programs. Contractor further represents and warrants that it is not listed on the Specially Designated National and Blocked Persons list by the office of Foreign Assets Control. MODD may terminate this Agreement, upon written notice, in the event that Contractor or any person providing services under the terms of this Agreement, as appropriate, is listed on the HHS-OIG Cumulative Sanctions Reports or on the General Services Administration List of Parties Excluded form Federal Procurement and Non-Procurement Program, or on the Specially Designated Nationals and Blocked Persons list by the office of Foreign Assets Control or has its Medicare billing privileges revoked.

15.	Choice of Law. The laws of the state of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

16.	Assignment. Contractor may not and shall not assign any of its rights under this Agreement, or delegate the performance of its duties hereunder, without prior written consent of MODD.

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17.	Modification of Agreement. No amendment, change, or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understanding, and representations are hereby terminated and canceled in their entirety and are of no further force and effect, except as may otherwise be expressly provide herein.

19.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, the n the remainder of this Agreement shall nevertheless remain in full force and effect.

20.	Indemnification. MODD shall indemnify, hold harmless and defend Contractor if it is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, attributable to its Services to MODD performed pursuant to this Agreement, brought by any party other than MODD, Contractor, its successor, or the estate, an heir or an assign of an employee or contractor of Contractor, and not involving an intentional wrongdoing or grossly negligent act or failure to act by Contractor or its employee or contractor.

21.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date set forth above, have joined in the drafting of this Agreement and agree to abide by all the terms and conditions of this Agreement. The parties hereto agree that facsimile signatures shall be effective as if originals.

ACCEPTED AND AGREED TO On (Date): ________________________________ By: /s/ Paul DiPerna Paul DiPerna Modular Medical CEO and President	ACCEPTED AND AGREED TO On (Date): ________________________________ By: /s/ Liam Burns Liam Burns EP Burns Group, President

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Exhibit A to Contractor Agreement

Scope of Work:

Contractor will perform the tasks requested by the Chief Executive Officer in the area of commercial strategy, including but not limited to market assessment, revenue model development, competitive landscape, product development input, pricing strategy, commercial organization and sales force deployment, market research, recruitment of commercial leader and organization, financial modeling, forecasting, budget, and acquisition support for target pharmaceuticals.

Duration of Contract:

Two (2) months from the Effective Date set forth above but may be extended at the sole discretion of MODD.

Rate of Services:

$20,000 per month retainer, paid in advance upon receipt of invoice. $12,500 in cash and $7,500 in fully vested options that is estimated to be 3,333 options per month at the present value of $2.25 which will be executed on a cashless basis.

Contractor shall be available for additional projects, such as raising debt or equity, mergers and acquisitions, and licensing transactions at a fee to be negotiated.

Initials for MODD: By: /s/ Paul DiPerna	Initials for Contractor: By: /s/ Liam Burns

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